Exhibit 99.1

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		646-378-2923
650-934-5200
	Media Relations:	Pure Communications, Inc.
Dan Budwick
973-271-6085

VIVUS COMMENTS ON FDA ADVISORY COMMITTEE PANEL MEETING ON QNEXA® (phentermine/topiramate) CONTROLLED RELEASE CAPSULES FOR THE TREATMENT OF OBESITY

MOUNTAIN VIEW, Calif., July 15, 2010 — VIVUS, Inc. (NASDAQ: VVUS) today announced that the Endocrinologic and Metabolic Drugs Advisory Committee of the U.S. Food and Drug Administration (FDA) voted against the following question: “Based on the current available data, do you believe the overall benefit-risk assessment of PHEN/TPM (QNEXA) is favorable to support its approval for the treatment of obesity in individuals with a BMI > 30 kg/m2 or > 27 kg/m2 with weight-related co-morbidities?” The three co-morbidities included hypertension, diabetes and dyslipidemia.

The vote from the Endocrinologic and Metabolic Drugs Advisory Committee is a recommendation. The FDA will take the Committee’s recommendation into consideration during its review of the current application and will make a determination. The FDA may or may not follow the Committee’s recommendation.

“We appreciate the Advisory Committee’s recognition of obesity as a significant health crisis, and the challenges associated with the treatment of this disease,” stated Leland Wilson, chief executive officer, VIVUS. “We are disappointed with the Advisory Committee’s vote. While the final vote was close, and we are encouraged that the Committee recognized the efficacy demonstrated in the QNEXA clinical trials, we will work closely with the FDA leading up to our October 28, 2010 PDUFA date to address the labeling and safety questions raised during today’s proceedings. We remain committed to patients living with obesity and weight-related disease.”

Note to Investors

VIVUS will hold a conference call to discuss this update today, July 15, 2010, beginning at 6:00 p.m. Eastern Time. You can listen to this call by dialing toll free 877-359-2916 or 224-357-2386. A 30-day archive of the call can be accessed at http://ir.vivus.com/.

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040 Tel 650-934-5200   Fax 650-934-5389  www.vivus.com

To access the webcast of this event, please visit: VIVUS’ Investors site at http://ir.vivus.com/events.cfm. Replay will also be available on demand from the website at the conclusion of the program.

About VIVUS

VIVUS is a biopharmaceutical company developing therapies to address obesity, sleep apnea, diabetes and male sexual health. The company’s lead product in clinical development, QNEXA®, has completed phase 3 clinical trials for the treatment of obesity and an NDA has been filed and accepted by the FDA, with an action date of October 28, 2010. QNEXA is also in phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea. In the area of sexual health, VIVUS is in phase 3 development with avanafil, a PDE5 inhibitor being studied for the treatment of erectile dysfunction. MUSE® (alprostadil), a first generation therapy for the treatment of ED, is already on the market and generating revenue for VIVUS. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2009 and periodic reports filed with the Securities and Exchange Commission.

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